Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Fate Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	8,000,000(2)	$3.67(3)	$29,360,000	0.00014760	$4,333.54

	Total Offering Amounts					$29,360,000		$4,333.54

	Total Fee Offsets							—

	Net Fee Due							$4,333.54

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.001 per share (“Common Stock”) of the Registrant registered hereunder includes an indeterminable number of shares of Common Stock that become issuable by reason of any share dividend, share split or other similar transaction.

(2)

Represents 8,000,000 additional shares of Common Stock issuable under the Fate Therapeutics, Inc. Amended and Restated 2022 Stock Option and Incentive Plan, as approved by the Board of Directors of the Registrant on April 1, 2024 and approved by the Stockholders of the Registrant at the 2024 Annual Meeting of Stockholders on June 7, 2024.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Market on June 3, 2024.